Exhibit 99.1


[SELECTIVE LOGO OMITTED]

                                            Selective Insurance Group, Inc.
                                            40 Wantage Avenue
                                            Branchville, New Jersey 07890
                                            www.selective.com

For release at 4:15 p.m. (EST) on Feb. 1, 2005:
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher
973-948-1774, dale.thatcher@selective.com

                       Selective Insurance Group Reports
               Record Fourth Quarter and Year-end 2004 Earnings

              Net income up 84% for the quarter; 94% for the year
              Overall revenue up 16% to $1.6 billion for the year

Branchville, NJ - Feb. 1, 2005 - Selective Insurance Group, Inc. (NASDAQ:
SIGI), today reported its financial results for the fourth quarter and year ended Dec. 31, 2004.

Gregory E. Murphy, Selective Insurance Group Chairman, President and CEO, stated: "2004 was a tremendous year for Selective. We achieved the highest earnings in company history. Net income for the year was up 94% and our GAAP combined ratio was 96.9%, more than five points better than 2003. We exceeded our overall growth and profitability goals, and delivered a total return to shareholders of 39.3%. Across the board - Selective's people and technology delivered a powerful combination of value-added products and services to agents and customers, that favorably position us in the marketplace."

Fourth quarter 2004 highlights, compared with fourth quarter 2003:
-    Net income was up 84% to $43.9 million, or $1.38 per diluted share
- Operating income(1) increased 56%, to $32.6 million, or $1.03 per diluted share
-    The GAAP combined ratio improved 3.5 points to 96.0%
-    The statutory combined ratio improved 4.3 points to 97.3%
-    Net premiums written increased 5% to $284.2 million
-    Total revenue increased 16% to $418.1 million


---------------------

(1) Operating income differs from net income by the exclusion of realized gains or losses on investment sales. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America
     (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP Highlights and Reconciliation to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.



Net income for the quarter included a $9.7 million gain, after-tax, on the sale of an equity security in the company's investment portfolio. Realized investment gains for the quarter were $11.3 million, after-tax, or $0.35 per diluted share, compared with $2.9 million, after-tax, or $0.09 per diluted share, for fourth quarter 2003.

Murphy said: "Selective's strong fourth quarter was driven by the favorable performance of our core commercial lines operation which represents 84% of premium volume. Compared with fourth quarter 2003, the commercial lines statutory combined ratio improved 4.6 points to 97.0%; premiums grew 7%; and renewal price increases, including exposure, were up 7.4%. Pricing continued to outpace loss trends during the quarter, and we believe the market position of our commercial lines business remains favorable, despite an increasingly competitive marketplace. The company's diversified businesses also delivered a solid quarter, as return on revenue was up over four points to 9.5%, compared with fourth quarter 2003. In addition, cash provided by operations was up 36% for the quarter, to $100.9 million."

2004 highlights, compared with 2003:
-    Net income was up 94% to $128.6 million, or $4.07 per diluted share
- Realized investment gains increased 92%, to $16.0 million, after-tax, or $0.49 per diluted share
- Operating income(1) was up 94% to $112.7 million, or $3.58 per diluted share
-    The GAAP combined ratio improved 5.3 points to 96.9%
-    The 2004 statutory combined ratio improved 5.6 points to 95.9%
-    Net premiums written increased 12% to $1.4 billion
-    Cash from operations was up 30%, to $367.1 million
-    Total revenue was up 16% to $1.6 billion

At Dec. 31, 2004, Selective's consolidated assets reached $3.9 billion, including $2.8 billion in the company's investment portfolio. Stockholders' equity at Dec. 31, 2004 was up 18% to $882.0 million compared with Dec. 31, 2003. For the same period, book value per share increased 15%, to $31.57. The Board of Directors declared a $0.19 per share quarterly cash dividend on its common stock payable March 1, 2005, to stockholders of record on Feb. 15, 2005. Additionally, the Board has decided to early-adopt the expensing of stock options commencing with the first quarter of 2005.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective's public website at www.selective.com. The webcast of Selective's quarterly analyst conference call will be simulcast at 8:30am EST, on Feb. 2, 2005, at www.selective.com. The webcast will be available for rebroadcast until the close of business on March 2, 2005.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for six property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources benefits and administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance. Such statements are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These forward-looking statements are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective's future performance. Factors that could cause Selective's actual results to differ materially from those indicated by such forward-looking statements are listed and discussed in Selective's periodic reports filed with the Unites States Securities and Exchange Commission ("SEC"). Selective's SEC filings can be accessed through the Investors and Corporate Governance sections of the company's website, www.selective.com, or through the SEC's EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI)* **
     GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
                                 GAAP Measures

(in thousands, except per share data)
-------------------------------------------------------------------------------
3 months ended December 31:                            2004            2003
--------------------------                             ----            ----
Net premiums written                           $    284,185         271,380
Net premiums earned                                 340,024         300,203
Net investment income                                33,272          30,645
Diversified insurance services revenue               26,122          22,568
Total revenues                                      418,092         359,202

Operating income                                     32,563          20,936
Capital gain, after-tax                              11,346           2,905
                                               -------------   -------------
Net income                                     $     43,909          23,841
                                               =============   =============

Statutory combined ratio                              97.3%          101.6%
GAAP combined ratio                                   96.0%           99.5%

Operating income per diluted share             $       1.03            0.68
Net income per diluted share                           1.38            0.77
Weighted average diluted shares                      32,491          31,869
Book value per share                           $      31.57           27.48


*All amounts included in this release exclude inter-company transactions. **Due to new accounting guidance issued in 2004, the number of diluted shares outstanding for 2003 has been restated to include approximately 3.9 million shares related to the senior convertible notes issued in September 2002.



(in thousands, except per share data)
-------------------------------------------------------------------------------
12 months ended December 31:                            2004            2003
---------------------------                             ----            ----
Net premiums written                           $   1,365,148       1,219,159
Net premiums earned                                1,318,390       1,133,070
Net investment income                                120,540         114,748
Diversified insurance services revenue               104,396          91,840
Total revenues                                     1,571,536       1,356,116

Operating income                                     112,658          57,997
Capital gain, after-tax                               15,981           8,347
                                               --------------   -------------
Net income                                     $     128,639          66,344
                                               ==============   =============

Statutory combined ratio                               95.9%          101.5%
GAAP combined ratio                                    96.9%          102.2%

Operating income per diluted share             $        3.58            1.94
Net income per diluted share                            4.07            2.20
Weighted average diluted shares                       32,378          31,603
Book value per share                           $       31.57           27.48

*All amounts included in this release exclude inter-company transactions. **Due to new accounting guidance issued in 2004, the number of diluted shares outstanding for 2003 has been restated to include approximately 3.9 million shares related to the senior convertible notes issued in September 2002.